Exhibit 10.12

161 Bay Street
Toronto, Canada M5J 2S1

Phone: (416) 362-7711 www.onex.com

October 24, 2007

VIA FEDERAL EXPRESS

Mr. Robert M. Mahoney

Executive Vice Chairman

Citizens Bank

28 State Street  /  MS 3830

38th Floor

Boston, MA    02109

Dear Bob:

On behalf of the Board of Directors of SITEL Worldwide Corporation (“Sitel” or the “Company”), and the thousands of associates at Sitel, I want to welcome you as a member of our Board. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.

We believe that you can make a significant contribution toward helping Sitel achieve its goals. Consequently, subject to the approval of the Board, the compensation payable to you for your services will include the following:

1.	A quarterly service fee of Sixteen Thousand Two Hundred Fifty Dollars ($ 16,250) payable on the first business day of each calendar quarter of your tenure for your service as a Board member, payable 50% in cash and 50% in stock.

2.	A meeting fee of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable 50% in cash and 50% in stock. We estimate that there will be a minimum of one (1) Board meeting each quarter, although circumstances may occasionally dictate the need for more.

3.	Reimbursement of all reasonable expenses associated with your attendance at Board meetings in accordance with Sitel’s published expense policies.

4.	The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended from time to time (the “DGCL”), if you were a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or, while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the Company for any of your costs or expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statue, bylaw, resolution of stockholders or directors, agreement, or otherwise.

5.	The other terms and conditions of Board membership are as stated in the Company’s Certificate of Incorporation and Bylaws.

We look forward to your service on the Board of Directors. If you are in agreement with these terms, would you please sign below and return a copy of the letter to me.

Sincerely,

/s/ Seth Mersky
Seth M. Mersky
On behalf of the Board of Directors
Sitel Worldwide Corporation

Agreed to:
/s/ Robert Mahoney
Robert M. Mahoney

November 3, 2010

Mr. Robert M. Mahoney

Dear Bob:

On behalf of the Board of Directors (“Board”) of SITEL Worldwide Corporation (“Sitel” or the “Company”), we want to thank you for your service as a Board member and welcome you as Chair of the Board’s Audit Committee.

This letter amends the terns of your Board service. All terms set out in your agreement with the Company dated June 5, 2007 remain the same. The following provision is added:

7. You will receive a quarterly service fee of Three Thousand Seven Hundred Fifty Dollars ($3,750) payable on the first business day of each calendar quarter of your tenure. A copy of your June 5, 2007 agreement is attached for your convenience.

Your first payment will be made in the 4th quarter even though you were not the Chair of the Audit Committee as of the first day of the quarter. We look forward to your service as Chair of the Audit Committee. If you are in agreement with these terms, please sign below and return a copy of the letter to me.

Sincerely,
/s/ David Garner
David Garner
Chief Executive Officer

Agreed to:
/s/ Robert Mahoney
Robert M. Mahoney

Two American Center, 3102 West End Avenue, Suite 1000 Nashville, Tennessee 37203

+1 615.301.7100 T  |  +1 615.301.7150 F  |   www.sitel.com